Exhibit 13

[JOHNSON CATO & ASOCIADOS LETTERHEAD]

Caracas, January 27, 2004.

Minister of Finance
Ministry of Finance
Avenida Urdaneta,
Esquina de Carmelitas,
Edificio Sede del Ministerio de Finanzas,
Oficina Nacional de Crédito Público, Piso 9,
Caracas, Venezuela

Re:	The Bolivarian Republic of Venezuela

Dear Sir:

     We have acted as special Venezuelan counsel to the Bolivarian Republic of Venezuela (the “Republic” or “Venezuela”) in connection with the registration statement under Schedule B (the “Registration Statement”), filed on the date hereof with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, including the Prospectus and the Prospectus Supplement, each of which constitutes a part thereof, and the forms of the Underwriting Agreement and the Fiscal Agency Agreement, as amended, filed as exhibits 4(6), 4(7) and 4(8), respectively, thereto (the “Agreements”), pursuant to which Venezuela proposes to issue and sell certain debt securities (the “Debt Securities”).

     The creation and issuance of the Debt Securities was authorized pursuant to the Organic Financial Administration Public Sector Law, the Special Annual Indebtedness Law for Fiscal Year 2003, Decree No. 2,453, as published in Official Gazette No. 37,709 dated June 11, 2003, the approval of the Permanent Finance Committee of the Venezuelan National Assembly No. 675 dated June 12, 2003, the approval of the Vice President of the Republic in consultation with the Council of Ministers No. 3,471 dated June 11, 2003, the approval of the permanent Finance Committee of the Venezuelan National Assembly No. 1,051 dated August 13, 2003 and the approval of the Council of Ministers No. 318 dated August 18, 2003.

     It is our opinion that when the Debt Securities have been duly authorized, executed and delivered by Venezuela and authenticated pursuant to the Agreements, the

Minister of Finance
January 27, 2004

     Debt Securities will constitute valid and legally binding obligations of Venezuela under and with respect to the present laws of Venezuela.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement filed on the date hereof and to use our name under the heading “Validity of the Debt Securities” in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Carlos Eduardo Cato C.

CARLOS EDUARDO CATO C.
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